Exhibit 99.3

BOSTON

First Quarter 2006 Earnings

Moderator: Timothy L. Vaill

04-27-06/8:00 am CT

BOSTON

First Quarter 2006 Earnings

April 27, 2006

8:00 am CT

Conference Coordinator:	Welcome to today’s teleconference. At this time all participants are in a listen only mode. Later there will be an opportunity to ask questions during our Q&A session. Please note this call may be recorded.

I will now turn the program over to Mr. Timothy Vaill. Go ahead, sir.

Timothy L. Vaill:	Good morning everybody. Welcome to Boston Private Financial Holdings Quarterly Earnings conference call.

My name is Tim Vaill. I’m the Chairman and CEO of Boston Private. Joining me this morning is Walt Pressey, President of the company, Bob Whelan, our CFO, Jim Dawson, the President of Boston Private Bank and Erica Smith, our IR Representative.

At this time, I’m going to ask Erica if she will read the Safe Harbor Provisions before I make some comments.

Erica?

Erica Smith:	Thanks Tim.

This call contains forward looking statements regarding strategic objectives in expectation for future results of operations and financial prospects. They are based upon the current belief and expectations of Boston Private’s management and are subject to certain (unintelligible). Actual results may differ from those set forth in the forward- looking statements.

I refer you also to the forward-looking statements contained in our press release which identified a certain number of factors that could cause material differences between actual and anticipated results or other expectations expressed.

Additional factors that could cause Boston Private’s results to differ materially from those described in the forward looking statements can be found in the company’s other press releases and filings submitted to the SEC. All subsequent written and oral forward-looking statements attributable to Boston Private or any person acting on our behalf are expressly qualified by these cautionary statements.

Boston Private does not undertake any obligation to update any forward-looking statements to reflect circumstances or events that occur after the forward-looking statements are made.

Thank you. I will now turn the call back to Mr. Vaill.

Timothy L. Vaill:	Thanks a lot, Erica.

We’re going to get on to the financial details in a second, but this is a good time to talk a little bit about of diversification at Boston Private, because I think that Q1 was a good example of this diversification, and I’m very optimistic about it going forward.

Just sort of three comments. The whole idea of product diversification where we offer the comprehensive approach to our customers in both banking and investing really works well.

It’s available to all of our clients in targeted regions and also provides us with multiple points on the financial life cycle. So that part of diversification that is product diversification really works well for us.

The financial diversification which is what we’re seeing now really plays well in varying market conditions. When you have a strong market like we did in the first quarter, we have higher income from that sector.

And, furthermore, it sets the AUM level higher for future fee income as well. At the same time we’ve seen some margin pressure like banks all across America here, and despite the fact that our (NIM) is higher in Q1, the fact is, is that we think that there’s going to be continuing pressure as we go through the year here.

However, deposit pricing is a major factor here. And as a private banking entity, we work on a relationship basis with our clients and have an opportunity to work with them on all parts of their relationship and working with them on both on balance sheet and off balance sheet cash management, so it gives us an advantage, I think.

Finally, the geographic diversification which is mentioned in our press release, we’re very pleased by the expansion of our company and the opening of offices in California, Florida, New York and Massachusetts. And, this gives us exposure to different regional economies as well. So you take these measures of diversification, and I think it sets us up pretty well going forward.

The result of that I think you take a look at the increase in Q1, the 16.7% increase in GAAP earnings and a little bit higher than that in cash earnings, it enables us to generate this kind of consistent earnings growth, so I’m pleased about that.

Furthermore, our risk is spread across several or multiple fronts. So, I think there will be continuing pressure on (NIM), but I think, and we will feel it to some extent, but at the end I think our business model has really served us well. And, as you go through and listen to the financials now, feel free to ask us questions on any aspect of it.

So, with that, I’ll turn it over to Bob.

Bob Whelan:	Thank you Tim.

I’m pleased to talk to you about the press release that we issued yesterday which I hope all of you have in hand, and I’ll begin my comments on slide 3, Earnings Growth.

The first quarter of 2006 the company reported cash earnings of 44 cents per diluted share, up 19% compared to 37 cents per diluted share for the first quarter of 2005. GAAP earnings were 35 cents per share, that’s up 17% from 30 cents per share in the first quarter of 2005.

And as usual we’ve provided a reconciliation to GAAP in our press release. As you know we calculate cash earnings by adjusting GAAP net income for significant unusual items if any, exclude net amortization of intangibles, net stock options expense and add the tax benefits related to purchase accounting.

As an inquisitive company, cash earnings are an increasingly important metric to evaluate the true economic value of our business. In fact, we expect the difference between GAAP and cash earnings to approximate 35 cents in 2006 prior to taking non-cash expenses resulting from the acquisition of (Anchor) into account.

Please keep in mind that the company acquired Gibraltar on October 1, 2005 which contributed to our results in the first quarter of 2006 but not in the first quarter of 2005. Gibraltar had revenues of 15.9 million and net income of 2.4 million in the first quarter.

Our effective tax rate for the first quarter was 36.4% versus 36% even in the first quarter of 2005 and 36.6% in the fourth quarter of 2005. The lower tax rate was the result of normal seasonality of our business in the first quarter. We expect a tax rate of 36.5% to 37% for the full year 2006.

Moving to slide 4, quarterly revenues, revenues for the first quarter of 2006 were 81.9 million, an increase of 40% over revenues of 58.4 million in the first quarter of last year.

Gibraltar had revenues of 15.9 million in the first quarter of 2006, and on a linked quarter basis which includes Gibraltar revenues were up 3%.

Excuse me, just turning to slide 5, Net Interest Income and Margin. Net interest income for the first quarter 2006 was 43.6 million, up 64.6% from 26.5 million over the same period a year ago.

For the first quarter, our private banking business, which excludes the impact of the trust preferred debt, generated 46.5 million of net interest income, that’s up 68% from 27.7 million over the same period a year ago.

Gibraltar contributed 14 million of net interest income during the first quarter of 2006, and on a linked quarter basis net interest income was relatively flat as a result of the challenging rate environment and the associated increase in deposit costs which Tim mentioned.

Our core net interest margin, which excludes the interest on the trust-preferred debt, increased 3 basis points from 4.28% for the fourth quarter 2005 to 4.31% for the first quarter 2006.

This compares to core net interest margin of 3.86 in the first quarter of 2005. Including the trust preferred, our net interest margin increased 2 basis points to 4.02% from 4% in the fourth quarter 2005.

We are pleased to maintain a flat net interest margin during the first quarter. We did end the month of March with a core net interest margin of 4.27%.

Moving on to slide 6, Deposit Growth, our deposits grew to 3.8 billion at March 31st. Looking back our compound annual growth rate was 30% for the first five years which we’re very proud of.

This year (will be) growth is attributable to the continued success of our sales and marketing resources that we have in our private banking regions across the United States.

On a linked quarter basis including Gibraltar, deposits were up 1.5%.

Now for a closer look at the lending program and loan quality, I’d like to introduce Jim Dawson, President of Boston Private Bank and Trust Company.

Jim Dawson:	Thank you Bob. Good morning everyone.

Please turn to slide 7, Loan Growth. When you look at slide 7, you’ll see that our compound annual growth rate has been 33% for the last five years. This quarter total loan portfolio is up 4% from the end of 2005 with commercial loans up 70 million or 3% and residential loans up 67 million or 5% over December 31st. Total loans grew 135 million in the first quarter or 4%, an annualized increase of 16%.

Please turn to the next slide entitled “Loan Portfolio”. At the end of the first quarter, our residential portfolio totals 1.4 billion, and as you can see this accounts for 37% of total loans in the combined portfolio.

Residential loan originations for the first quarter of 2006, excluding loans held for sale, were 129 million. First quarter is typically a slower quarter. Commercial loans totaled 2.1 billion, and this business represents 56% total loans. Home equity and consumer loans account for 7% of the portfolio.

Please turn to the next slide entitled “Commercial Loan Portfolio”. This shows the commercial loan portfolio in some detail. 53% of commercial loans are commercial real estate loans, 20% of commercial loans are construction loans and 5% are secured by cash and marketable securities. As stated earlier, commercial loans are up 50.2% over the last 12 months.

The next slide is entitled “Loan Portfolio Quality”. This slide outlines the quality of our loan portfolio. We’re committed to strong credit discipline, and I’m proud of our credit quality.

You will note in our press release financial data that we had a net charge off of 527,000 in the first quarter, which represents one 12-year relationship that encountered some financial difficulties last year.

Our $2 million exposure was worked down to $550,000, and we have charged the entire amount off. We do however expect a modest recovery in the future. Despite this one problem loan, at March 31, 2006 our ratio of non-performing loans to total loans was 13 basis points, down from 22 basis points at December 31, 2005.

Our ratio of allowances for loan losses and off balance sheet risks to total loans was 1.16% at the end of the first quarter, one basis point lower than the 1.17% at December 31st.

The total allowance for loan losses and off balance sheet risks is 43.5 million representing 8.9 times our non-performing loans of 4.9 million. Our loans 30 to 89 days past due decreased from 7.9 million to 5.6 million at March 31st, so as I mentioned earlier our loan quality remains very sound.

I’m pleased with our pipeline for the second quarter and look forward to reporting those results to you in July. I’ll turn it back to you, Bob.

Bob Whelan:	Thank you, Jim. Now, I’d like to move on to our fee based business. I’d like you to turn to Slide 11.

We generated investment management fees of 30.4 million, an increase of 21% from the prior year. The increase was primarily due to higher assets under management and proved market action in the acquisition of Gibraltar.

Gibraltar contributed 1.5 million in the investment management fees in the first quarter.

Slide 12, Wealth Advisory Fees. In the first quarter we generated 4.9 million in wealth advisory fees. That’s up 6.3% from the first quarter 2005. We continue to invest in sales and marketing initiatives at our wealth advisory affiliates which we consider to be an attractive business as a result of the long standing relationships we established with our clients.

Slide 13, Assets under Management. Our assets under management and advisory increased 7.3% to 22.9 billion at March 31st from 21.3 billion at December 31, 2005.

If you include assets from our unconsolidated affiliates, Coldstream Capital Management and Bingham, Osborn & Scarborough, our assets reached 25.4 billion. Our five year compound annual growth rate of assets is 28%.

Turning to slides 14 and then 15, Net Flows, the market was strong in the first quarter, and we benefited from that strength. We experienced positive market action of 1.7 billion, which was partially offset by net outflows of 123 million in our private banking and investment management affiliates.

Our fund flows continue to be spotty this quarter as they have been for the past two quarters. The investment performance of our affiliate partners continues to be very competitive, and we continue to see a very disciplined investment process with no style drift or turnover of portfolio managers.

We expect that it will, that it is only a matter of time for our newer products to gain traction, and we believe we will return to our historically attractive organic growth rate. The investment management business within the private banks is high net worth focused and remains strong.

Slide 16, Operating Leverage., now, let’s look at our operating expenses for the first quarter 2006. Including minority interests, operating expenses were 7%, were up 7% to 60.5 million from 56.7 in the fourth quarter 2005.

The increase in operating expenses was consistent with the seasonality of our business including payroll taxes and merit increases for the first quarter. In addition contributing to the increase in expenses, we’re in the process of opening a number of new locations. We typically expect a new office to break even in approximately 18 months.

As we have seen historically the linked quarter growth rate of expenses was higher than the 3% growth in our revenue. Year over year we continue to experience attractive operating leverage as growth of revenues was 16% versus 12% increase in operating expenses on a same affiliate partner basis.

As we’ve mentioned previously, operating leverage is an important metric for us and our shareholders, but as Tim mentioned earlier our strategy is to invest in growth today and to deliver long term shareholder value.

At this time, I’m going to close off my comments about the financials. I’m going to turn this back to Tim.

Timothy L. Vaill:	Thanks Bob. We’ll take your questions in a second, but I did want to mention that during Q1 though we made a very important acquisition. We announced the acquisition of Anchor Holdings which is a newly formed holding company that will hold two companies, Anchor Capital and Anchor/Russell.

We expect to welcome Bill Rice, who is the CEO there, and his colleagues into the Boston Private family in June, and they will bring with them somewhere in the neighborhood of $4.5 billion and, also a very strong entry into the SMA business, the so-called managed accounts business.

It’s one of the fastest growing segments of the asset management market with estimated annual growth in the 16% to 18% range. So, we expect to finance this acquisition of Anchor by issuing common stock and by using our existing cash and our line of credit in due time. So, that’s an exciting piece of news as well.

So, with that, let’s turn this over to your questions, and let’s go ahead.

Conference Coordinator:	Thank you. At this time if you would like to ask a question please press the star and one on your touchtone phone. You may withdraw your question at any time by pressing the pound key.

Once again, if you’d like to ask a question, please press the star and one on your touchtone phone.

We’ll take our first question from (Mark Fitzgibbons). Go ahead sir.

(Mark Fitzgibbons):	Good morning, and thank you for taking my question.

First, I wondering if you could give us a sense for what you think might be a reasonable goal for expense growth in 2006. And I know you’re investing in the business and it fluctuates from quarter to quarter.

But I think you indicated you had 12% year over year expense growth, but in the first quarter it linked from 4Q it was up above 10%. Is that a good run rate do you think?

Bob Whelan:	Obviously the first quarter we had the branches opening which played in and the FICA playing in. You know, we had 60 million in the first quarter.

I want to say a million, 1.6 of that was FICA related and 750 was the new branch expansion. So, if you kind of carve those out and think about a normal growth rate that may be a good way to look at it.

(Mark Fitzgibbons):	Okay. And then, secondly, I think about 50% of your deposits are in money markets, and with companies like ING out there at 4.5% rate, I wonder if first you could share with us where your money market rates are today? And secondly, whether you’re feeling a lot of pressure and how you might be mitigating that in this difficult yield curve environment?

Jim Dawson:	Mark, this is Jim. Let me respond to that. We are in a very competitive deposit market right now. It’s a competitive loan market as well.

Our money market rates are staggered, and the size of the relationship determines the rate paid on deposits. And our deposit rates have increased over the past two years at about 30% of the increase in the Federal Reserve increase. Our top rate for the money market accounts right now is about 2.5%.

And our, as Tim mentioned earlier on, we have long term relationships and deep relationships with our clients, and we provide banking services with a foundation of exceptional and passionate client service.

Deposit rates and loan rates have to be competitive, but it starts on the basis of personal relationships and passionate client service with extremely proactive and responsive professional bankers. And, I mentioned, I think at our last quarterly discussion that, you know, we have good credit discipline at Boston Private, but we also have good pricing discipline.

And our goal is not to be the highest paying deposit bank or the lowest charging loan bank, but to have deep relationships where our rates are competitive.

But we’re going to be on the, you know, the (sericourts) aisle a little bit less than 50% of the market with rates, deposit rates and probably a, you know, a little bit over the 50% mark with our loan rates.

So, rates are critically important, but we believe that the relationship and the value we provide justifies a bit of a premium. And, I think that is shown in our historic deposit growth and in fact reasonable growth in the first quarter while the industry is reporting a reduction in deposit levels.

(Mark Fitzgibbons):	So, Jim, I, if you were to say you’re sort of out of the market from a rate standpoint by 150 to 200 basis points, you do think you can maintain that sort of spread between you and the top end of the money market pricing out there?

Jim Dawson:	Well, you know, historically if you look at this industry and this segment of our industry, you’ll see that the money market funds pay a lot higher rates when prime is 7% or 8% and they pay a lot lower rates when prime is 4% or 4.5%. Their swings are much more dramatic than ours are.

I wouldn’t say we’re out of touch. I think we need to remain some, maintain some contact with the higher paying deposit rates, but we also have an off balance sheet product which allows us to pay a higher rate for some of our more significant clients. And we get 25 basis points on those relationships as well.

To answer your question more succinctly, it is extremely competitive. The personal contact we have with our clients is stronger now than ever. And, we need to stay within touch.

We have an (ALCO) meeting every week, Mark, and our rates for both deposits and residential loans are set every week. And, if we detect that our pipelines for deposits are starting to diminish, then we’ll, you know, adjust our rates accordingly.

(Mark Fitzgibbons):	Thank you.

Conference Coordinator:	Thank you. We’ll take our next question from (James Thomas). Go ahead sir.

(James Thomas):	I’m wondering if it’s me, it’s (Jim Johnson) at KBW?

Conference Coordinator:	Yes, sir. I’m sorry.

(Jim Johnson):	Okay, alright, just the name was wrong. Okay, just wanted to be sure.

Quick question. Last, about a year ago, we were talking, you were talking quite a bit about mortgage refinances and that you have a lot of the (3/1) mortgages and the (5/1)s that have been issued several years ago would be maturing. Can you give us even anecdotally what your customers are typically doing as their mortgages come up for refinance?

Jim Dawson:	Absolutely. Thanks for your question, Jim.

We probably indicated a year ago that we had about 100 million in (3/1) ARMs that would be resetting this year. In the second half of 2005, we took a proactive stance with our clients and started calling them 90 days before their rates were being reset.

And, in the first quarter we had 25 million in loans that were coming up for rate adjustment. We were able to retain 95% of those loans by either refinancing them in new products for more money or by doing an amendment to their agreement to reset the rate for another three years.

We did lose a small percentage, a couple million dollars, because we had some pay downs and we had some homes that were being sold, but we were very pleased with the retainage of those relationships.

In the next two quarters we have another 50 million and we’re doing the same thing. We’re reaching out to those clients, making them aware of our current product offerings and offering to amend the rate adjustment.

We’d love to be able to see them adjust and go up 200 basis points and that would be great if that happened. But we have very sophisticated borrowers; they know what’s going on in this market, and they know what their alternatives are. So we’re being proactive, and so far that plan has worked well.

(Jim Johnson):	Terrific. Thanks.

And, finally, on your flows in the quarter, I know you’re loathe to give any details, you know, on which particular firm saw what, but can you give us an idea what’s going on with flows to assets under management? I mean, what styles are seeing inflows or outflows? Is it large cap, small cap, growth, value? I know you’ve got a lot of value coming with Anchor.

Bob Whelan:	Yeah, I mean, I think you’re seeing generally in the marketplace that there’s a move from small cap to large cap and a move from value to growth. Whenever you get these kinds of transitions, I think that the people who make these decisions about switching portfolios tend to hesitate for a little bit before they make decisions.

And I think you’re seeing that in this particular instance. I also think that you see, you know, in the industry a certain amount of interest in international funds, of course, which is a discipline that we don’t have specifically.

Although, obviously all of us are in a position to invest in certain kinds of organizations that have an international flavor to them, but we don’t have that as a specific standalone style. And I think that is attracting some funds generally.

(Jim Johnson):	Terrific. Thank you.

Conference Coordinator:	Thank you. We’ll take our next question from (Lana Chin). Go ahead please.

(Lana Chin):	Hi, good morning.

Jim Dawson:	Good morning, (Lana).

(Lana Chin):	I had a couple of questions on the balance sheet.

I guess one, if I look at the average loan growth linked quarter, it seemed a little bit slower than usual. Was that just related to seasonality effect? Or, and if you could comment a little bit more on the pipeline going forward?

Jim Dawson:	Hi (Lana). Sure, I’d be happy to.

The loan growth on a linked quarter basis, I think, annualized was around 15% which is reasonable, but we typically have some draws for our venture capital lines at the end of the year, sometimes the end of the quarter, to fund some capital calls.

And we have some readjustment of some asset allocation in some of the portfolios that requires a draw on the line at the end of the quarter. And those typically only last for a week or two, so there’s an increase in funding on 12-30 or 12-29 and then by January 10th or 15th we get a lot of pay downs there. But, all in all, the quarter’s growth was fine.

More importantly, the pipelines are very significant at all of our companies. And we’re seeing good demand, partly as a result of our geographic expansion. The offices that we had referenced earlier have opened the door to some new markets.

And we have some both residential and commercial lenders that are (stopping) the beachheads in those markets. We opened in New England, we opened an office in Lexington in December, we’re opening an office in (Hingham) in early July, and we’re opening an office in (Beverly) in December.

And Lexington is well underway, and we’ve generated some great strategic relationships. But also, in (Hingham) and to a lesser extent in (Beverly), the visibility of our company is growing, and the new lenders we’ve hired are from those markets.

And they have deep relationships with accountants and attorneys and middle market companies. So, frankly, I think the pipeline in New England is as strong as it’s ever been. And we expect the second quarter and certainly the third quarter to be very good quarters.

Bob Whelan:	Jim, I would just say that the thing the (paradigm) holds in the California and Florida expansions as teams there are local teams that have local networks and their local lenders. And I think the (backlogs) in those, in Los Altos and Naples for example are equally strong.

(Lana Chin):	Okay, great, that’s helpful.

And just a follow up on the balance sheet, I was also a bit surprised to see the ad returning assets down sequentially, and I wondered if that was due to more of a funding issue with securities funding the loan growth as your loan to deposit ratio is getting closer to 100% now?

Timothy L. Vaill:	Yeah, (Lana). I think that’s right.

You know, we, our deposits had some interesting characteristics to them in the sense that if, you know, you look at our average deposits versus our month end deposits you see a somewhat of a different pattern.

And the reason for that is that we tend to have both here in Boston and in Florida significant relationships that, you know, may have big deposits that change rapidly. And I think you saw, for instance in Florida, we had a client who, you know, finished a project and deposits went down in that particular relationship.

And here in Massachusetts we had at the end of the quarter a client who brought in a lot of deposits. And that is not unusual for us. But I think, you know, what you saw is that during the quarter deposits were somewhat down, as a result we used the liquidity on the balance sheet to, you know, to fund some loan growths.

(Lana):	Okay, thanks, Tim.

Conference Coordinator:	Thank you. Once again, if you would like to ask a question please press the star and the one on your touchtone phone.

We’ll take our next question from (Jackie Reeves). Go ahead please.

(Jackie Reeves):	Good morning.

I wanted to just clarify a point. Did I understand correctly that this net interest margin had finished the quarter at 427?

Bob Whelan:	It finished the month of March. We just wanted to give you one data point in terms of where it trended.

(Jackie Reeves):	Terrific.

And then, Tim, could you give me some additional color on the competitive landscaping, you know, it’s tough. And maybe characterize it if you could between long term and short term, headwinds and tailwinds, as it impacts your various markets?

Timothy L. Vaill:	It depends on the market of course to some extent. But we’re still seeing very strong economic growth really in the key markets that we’re in. The major markets that we’re in and the most strongest markets that we’re in we’re seeing very strong economic growth and that would include Southern California and South Florida primarily.

And, it’s hard to tell whether the interest rate environment is going to impact the growth of those areas. There are people that think that maybe if we’re seeing a flattening coming up in the next four to six months away.

People are a little bit more bullish about that. We’re not seeing any decrease in the formation of new businesses. We’re not seeing any decrease in the demographics of the people that are moving into those areas.

And, so there’s no outward signal anyway that would make me disappointed about the potential for growing of our business in those particular areas.

So, who knows? I think that everybody, for a long time we’ve all sort of been on the edge waiting for the next big terror attack or something, and you know, who can predict that kind of thing?

So, absent that I think that the business continues to grow strong in all the areas, and it’s hard for me, frankly, other than some concerns about the so-called housing bubble which people may not think even exists.

But people are watching the real estate prices very, very carefully of course, both commercial and residential, and there is some slowing in that area. But,

beyond that, Walt, I can’t think of anything else that happens to be (unintelligible), can you?

Walt Pressey:	No, it’s one of those things. You know, we’ve been looking at the whole question of when our interest rate is going to stop increasing, and I don’t think we know precisely.

But I think we clearly got a signal at this last Fed meeting, from the minutes of the last Fed meeting that the time is drawing nigh. And, we in the banking industry would be delighted if interest rates, you know, stopped increasing.

I think that would be a, you know, a really good, you know, impact for the future. So, everything I see looks like it’s pretty strong, and we feel good about it.

I think the other thing to point out, as we have from time to time, that we compete in the middle market segment of the nation’s economy. And the middle market segment is highly under rated by most people because, quite frankly, we just don’t read about it that much, but the reality is it’s a very, very strong part of the economy. And it’s one of the, you know, terrific places to be, and we’re delighted to be there.

(Jackie Reeves):	On the pipeline that you guys were discussing earlier from a question, would you say those similar trends apply specifically to the asset management pipeline?

Timothy L. Vaill:

Yeah, I think, you know, one the benefits of our business model, (Jackie), are that each of our organizations has its own sales force. So, the sales force which is incented based upon top line growth is always focused on selling, you know, the product of the firm that they’re attached to and not what I would call the “product du jour” the product that happens to be in vogue.

As you know, the sort of herd mentality on Wall Street is alive and well, and people tend to move sort of in concert which results in these, let’s say styles, focuses on styles like we talked about earlier with small cap going to large cap and value going to growth.

And, the good news is that if all you have to sell is value you have a pipeline even though the pipeline may be stretched out a little bit longer. And, so, we, you know, we see that the pipelines are strong. We’re in the competition. We’re being competitive, and we think our turn will come.

Bob Whelan:	(Jackie), let me just make one comment just on the flows. You know, both of the big firms, the (Westfield) and (Dalton) have had great success moving into new products and with that success then closing the products.

So, when you close the spigot on a successful product and have the natural rebalancing that tends to mask any progress you make in terms of the next new product you’re getting into.

So, when we talk about kind of sideways flows for a while, it shouldn’t be misconstrued as lack of activity because we are seeing traction in some of these new products with each of these firms, and we’re very optimistic about the future.

(Jackie Reeves):	Thank you.

Conference Coordinator:	We’ll take our next question from (Brad Ness). Go ahead.

(Brad Ness):	Guys, how you doing?

Timothy L. Vaill:	Hi (Brad). How are you?

(Brad Ness):	Hey, good.

Quick question, what percentage of your assets under management would you break down into the small cap, mid cap and large cap categories now a days?

Timothy L. Vaill:	You know, (Brad), I don’t think we have the answer to that sitting right here, so why don’t we figure that and call you back? I don’t know that off of the top of my head.

(Brad Ness):	No problem, and let me just hit upon non interest expenses one more time. And I know you’ve identified 1.6 million in increased FICA taxes, branch expenses of 750,000 and it looks like options expenses of around 900,000 and this is increase relative to the fourth quarter I believe.

In the salary and bennies in “Other”, it looks as though the expenses increased around 7.4 million relative to the fourth quarter in those three items that I just mentioned was around 3.3 million, should I assume that the increased salary expenses more with merit increases should account for the remaining 4 million? Or am I missing something?

I gave you a lot of numbers, I apologize.

Timothy L. Vaill:	I think your fundamental question is what was the impact of the increase of merit?

(Brad Ness):	Right.

Timothy L. Vaill:	Is that what you were asking?

(Brad Ness):	And if it’s not 4 million, then what else accounts for the increased expenses?

Timothy L. Vaill:	Yeah, that’s not totally the case. One of the things that impact, you know, the linked quarter salaries are the bonus payments as well. And of course, some impact of that was in fact the bonuses.

And I can’t break it out right offhand, but I will tell you that I think our average increase in merit increase was approximately 6%. You know, so, if you’re looking at, you know, fourth quarter relative to first quarter roughly a 6% increase was on average across the company due to merit increases.

(Brad Ness):	Okay. So that could be a couple million dollars right there, and you mentioned the bonus payments. I’m assuming bonus accruals are going to be higher in the first quarter.

It still seems as though that I may be missing something. Is there anything else you can think of in the first quarter which may account for higher expenses?

Bob Whelan:	Yeah, we always have some events that happened. We had some marketing events related to new business in general at various affiliates which happens. And it’s tough to reconcile, you know, or carve them out as one time because they’re not.

So, we do have, you know, Gibraltar as an example has a significant marketing event in the summer, and they’ve been very successful at that, and, you know, those things tend to happen at different times of the year.

(Brad Ness):	Sure, okay, thanks guys.

Conference Coordinator:	Thank you. We have a follow up question from (Jim Thompson). Go ahead sir.

(Jim Thompson):	Hi. Just in talking about (Dalton) and (Westfield) just now, you were saying that, you know, that they’ve had several successful product offerings that they’ve closed. Can you give us any sort of, even anecdotally, any color on how those firms are expanding? Or are they expanding?

Are they looking to add expertise and additional product offerings? And are they, you know, expanding at a faster rate today or growing their investment expertise at a, you know, a faster rate given their success than in the past?

Walt Pressey:	I don’t think the rate of change has modified at all, at either firm. They’ve both been enormously successful with their core products and their performance as well which continues on today. They both on a very business like basis identified new areas.

Sometimes that, it calls for bringing additional talent in-house, but in the main they’ve been able to expand on or extend if you will their core capability into peripheral products or additional products that build off of their base. I haven’t seen a change in pace in that.

I think both firms have both worked very assiduously to try to expand their product base to account for the fact that their core products are closed. So, no, (Jim), I haven’t see a change in that pace at all.

(Jim Thompson):	Okay. And also, just on the international product, are you at all looking for a, you know, a team or a lift out? Are you interested in doing a, expanding into sort of, to add an international capability.

Man:	Well, you know over the years, we have looked at teams that do this. And we have looked at companies who this.

First they’re very few of them compared to the rest of the universe here. And second, we’re very choosy about the kind of partners we want to have here. So, we haven’t been successful in that area. I don’t know for sure that we have to have a partner that does that as long as, as Walt mentioned earlier, as long as our clients have access to the international capabilities, which they do whether it’s through ADRs or through the fund products or whatever, I think that that’s the goal, is to make certain that in our (panoply) of services and products available that we have it one way or the other.

So, if a very nice looking partner comes along that’s the right size that happens to be in that market, sure we’ll take a look at them.

(Jim Thompson):	Okay. Terrific. Thanks.

Conference Coordinator:	It appears we have no further questions at this time. I’ll turn the meeting back over to Mr. Vaill. Go ahead sir.

Timothy L. Vaill:	Again, thank you very much everybody for coming in on this bright spring day. And we’ll talk to you next time around. Thank you.

Conference Coordinator:	This concludes today’s conference. You may disconnect at any time. Thank you and have a nice day.

END